CONVERTIBLE DEBENTURE

Infotec Business Systems Inc.,

a Nevada corporation

FOR VALUE RECEIVED, Infotec Business Systems Inc., a Nevada corporation (“Borrower”), hereby promises to pay to TOV Trust (“Holder”), the principal amount of One Hundred Thousand Dollars ($100,000.00), on the terms and subject to the conditions specified in this Convertible Debenture (“Debenture”).

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ARTICLE ONE

INTEREST, TERMS OF PAYMENT AND SECURITY

1.1 Currency. All amounts specified by to the provisions of this Debenture are in United States Dollars.

1.2 Interest. Interest shall commence to accrue on the unpaid principal amount due and payable pursuant to the provisions of this Debenture commencing on the date of this Debenture and shall continue thereafter at an annual rate equal to ten percent (10%). Interest shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. Interest shall be due and payable on that date which is exactly thirty-six (36) months after the execution of this Debenture.

1.3 Principal. The entire principal amount evidenced by the provisions of this Debenture shall be due and payable on that date which is exactly thirty-six (36) months after the execution of this Debenture (the “Maturity Date”). The provisions of this Debenture notwithstanding any partial pre-payment, when made, shall be credited first to interest then due and payable. The remainder of each such prepayment shall then be credited to the end paid principal indebtedness evidenced by the provisions of this Debenture, and interest thereon shall cease to accrue on any amount so credited to that unpaid principal. In the event that Borrower intends to repay such indebtedness, then Borrower must provide at least thirty (30) days prior written notice to Holder of Borrower’s intention to repay such indebtedness. Upon receipt of such written notice from Borrower, Holder shall have fifteen (15) days to elect to convert such indebtedness pursuant to the provisions of Article Two. In the event that Holder elects to convert such indebtedness, Holder shall provide written notice to the Borrower of its election to covert within fifteen (15) days of Holder’s receipt of such written notice from Borrower that Borrower intends to repay such indebtedness.

CW1044004.1	1

ARTICLE TWO

CONVERSION AND PURCHASE RIGHTS

2.1 Conversion or Purchase Right. Holder shall have the right from and after the date of execution of this Debenture, and then at any time on or prior to the Maturity Date, to convert all or any portion of the principal indebtedness evidenced by the provisions of this Debenture into 4,000,000 fully paid and nonassessable shares of $.001 par value common stock of Borrower (“Common Stock”) on the terms and subject to the conditions specified by the provisions of this Article Two of this Debenture. Upon the surrender of this Debenture, accompanied by Holder’s written request for conversion as provided for in Section 2.3 of this Debenture, Borrower shall pay Holder within 30 days of that written request for conversion all interest accrued on the unpaid principal indebtedness evidenced by the provisions of this Debenture to the date of conversion and issue and deliver to Holder certificates evidencing the appropriate number of shares of Common Stock as determined in accordance with Section 2.3 of this Debenture. If a portion but less than all of such principal is converted, Borrower shall deliver to Holder a certificate for the proper number of shares of Common Stock for the portion of that principal indebtedness converted and a new Debenture in the form hereof for the unconverted balance of the principal indebtedness evidenced by the provisions of this Debenture.

2.2 Conversion or Purchase Price. Subject to adjustment as specified by the provisions of Section 2.4 of this Debenture, for that period commencing on the date of execution of this Debenture, and continuing through and including the Maturity Date, the conversion or purchase price of the Common Stock indebtedness shall be deemed to be $0.025 per share (“Conversion Price”).

2.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon any conversion of the principal indebtedness evidenced by the provisions of this Debenture. In lieu of any fractional shares to which Holder would otherwise be entitled, Borrower shall pay Holder cash in the amount equal to the Conversion Price for such fractional shares. Before Holder shall be entitled to convert the indebtedness evidenced by the provisions of this Debenture into shares of Common Stock and to receive certificates therefor, Holder shall surrender the original copy of this Debenture, duly endorsed and cancelled, at the office of Borrower, and shall give at least thirty (30) days written notice to Borrower at such office that Holder elects to so convert the principal indebtedness evidenced by the provisions of this Debenture, which date shall be the conversion date (“Conversion Date”); and provided, further, however, that Borrower shall not be obligated to issue certificates evidencing the shares of Common Stock issuable unless the original endorsed and cancelled original copy of this Debenture is either delivered to Borrower, as specified above, or Holder notifies Borrower that such original copy of this Debenture has been lost, stolen or destroyed and executes an agreement to indemnify Borrower from any loss incurred by Borrower in connection with such original copy of this Debenture. Borrower shall, as soon as practicable after such delivery of an original copy of this Debenture, or such agreement and indemnification, issue and deliver or cause to be issued and delivered at such office to Holder, a certificate or certificates for the number of shares of Common Stock to which Holder shall be entitled and a check payable to Holder in the amount of any cash amounts

CW1044004.1	2

payable as a result of the conversion into fractional shares of Common Stock. The person or persons entitled to receive the shares of Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

2.4 Adjustment of Conversion Terms. The Conversion Price and number of shares of Common Stock to be issued upon conversion or purchase shall be subject to adjustment from time to time upon the happening of certain events while the conversion or purchase right specified by the provisions of this Debenture remains outstanding, as follows:

A.

Merger, Sale of Assets, etc. If Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets, the provisions of this Debenture shall thereafter evidence the right to purchase such number and type of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance, the foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Debenture shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.

Reclassification, etc. If Borrower at any time shall, by subdivision, combination or reclassification of securities, or otherwise, change any of the securities then purchasable upon the exercise of the conversion or purchase right specified by the provisions of this Debenture into the same or a different number of securities of any class or classes, the provisions of this Debenture shall thereafter evidence the right to purchase such number and type of securities as would have been issuable as the result of such change with respect to the securities which were subject to such conversion or purchase right immediately prior to such subdivision, combination, reclassification or other change. If shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Price shall be proportionately decreased in case of subdivision of shares or proportionately increased in the case of combination of shares, in both situations by the ratio which the total number of shares of Common Stock to be outstanding immediately after the occurrence of such event bears to the total number of shares of Common Stock issued and outstanding immediately prior to the occurrence of such event. No adjustment shall occur for the ten - for – one share consolidation of the Company which is anticipated to occur during February of 2007.

2.5 Cash Distributions. No adjustment because of cash dividends regarding the Common Stock or other securities purchasable pursuant to the provisions of this Debenture will be made to the Conversion Price.

CW1044004.1	3

2.6 Corporate Authority. Borrower’s issuance of this Debenture shall constitute full authority to Borrower's officers who are charged with the duty of executing stock certificates for shares of Common Stock pursuant to the exercise of this Debenture by Holder. Borrower shall execute stock certificates for shares of Borrower’s Common Stock no later than thirty (30) days after the Conversion Date to convert the principal indebtedness evidenced by the provisions of this Debenture or purchase of shares pursuant to the provisions of this Debenture.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Existence and Rights. Borrower is a corporation duly, organized and existing pursuant to the laws of the State of Nevada without limit as to the duration of its existence; Borrower has corporate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the corporate power and adequate authority to issue this Debenture.

3.2 Debenture Authorized. The execution and delivery of this Debenture and the performance of the provisions of this Debenture are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower’s Articles of Incorporation or Bylaws and are duly authorized and do not require the consent or approval of any governmental agency or other authority; and this Debenture is the valid and legally enforceable obligation of Borrower in accordance with the terms of this Debenture.

3.3 No Conflict. The execution, delivery and performance of this Debenture are not in contravention of or conflict with any agreement, indenture or undertaking to which Borrower is a party or by which Borrower or any of Borrower's property may be bound or affected, and does not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

The Holder represents and warrants that:

3.4 Accredited Investor. The Holder is an “Accredited Investor”, as the term is defined in Regulation D under the Securities Act of 1933 and has completed and delivered to the Borrower a Prospective Investor Suitability Questionnaire.

ARTICLE FOUR

BORROWER’S COVENANTS

Borrower agrees that until the indebtedness evidenced by the provisions of this Debenture is paid in full, Borrower will:

CW1044004.1	4

4.1          Maintain Corporate Rights and Facilities. Maintain and preserve its corporate existence and all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair and conduct its business in an orderly manner without voluntary interruption.

4.2          Records and Reports. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles.

4.3          Conduct of Business. Conduct the business of Borrower in accordance with all applicable provisions of law.

ARTICLE FIVE

EVENTS OF DEFAULT

The occurrence of any of the following events of default shall, at the option of Holder, make all sums of principal and interest payable pursuant to this Debenture immediately due and payable, on demand:

5.1          Failure to Pay Principal or Interest. Failure to pay any installment of interest evidenced by the provisions of this Debenture when due and continuance thereof for a period of fifteen (15) days after written notice to Borrower from Holder. Failure to pay the principal evidenced by the provisions of this Debenture when due and continuance thereof for a period of thirty (30) days after written notice to Borrower from Holder.

5.2          Insolvency, Receiver or Trustee. Borrower shall become insolvent or admit in writing its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee otherwise shall be appointed.

5.3          Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief pursuant to any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower.

ARTICLE SIX

REGISTRATION

6.1          Investment Representation. Holder hereby represents and warrants that Holder has acquired this Debenture for purpose of investment and with no present intent to sell or distribute the same. In the event Holder exercises the conversion or purchase right specified by the provisions of this Debenture, any Securities of Borrower so acquired will be with the same investment intent.

6.2          Definitions. The following constitute definitions of certain of the terms used in this Article Six.

CW1044004.1	5

A.	“Commission” means the Securities and Exchange Commission.

B.	“Securities” shall mean this Debenture, and any of the Common Stock issuable upon the exercise of the conversion right specified by the provisions of this Debenture.

6.3          Registration. In the event that Borrower intends to file any registration statement relating to any of Borrower’s Securities, Borrower agrees that it will register Holder’s Securities. Borrower shall provide at least thirty (30) days prior written notice to Holder of Borrower’s intention to file such registration statement and will provide Holder the opportunity to elect not to register Holder’s Securities, upon receiving written notice from Holder not to include Holder’s Securities in such registration statement.

6.4          Registration Costs and Expenses. The costs and expenses of the Registration Statement or other filing as provided in this Section 6.4, including, but without limitation, fees and disbursements of Borrower’s counsel, printing costs, and registration and qualification and Blue Sky costs and expenses incurred by Borrower in connection therewith, shall be borne and paid by Borrower.

ARTICLE SEVEN

LOST OR DESTROYED DEBENTURES

7.1          Lost or Destroyed Debentures. Upon receipt by Borrower at its principal office of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Debenture, and in the event of any such loss, theft, or destruction, upon delivery of indemnity satisfactory to Borrower or, in case of any such mutilation, upon surrender and cancellation of this Debenture, Borrower will issue a new Debenture of similar tenor in lieu of this Debenture with a notification thereon of the date from which interest has accrued.

ARTICLE EIGHT

MAXIMUM INTEREST RATE

8.1 Maximum Interest Rate. The maximum total interest that Holder shall be entitled to receive pursuant to this Debenture shall not exceed the maximum rate permitted pursuant to applicable law. Borrower and Holder intend to comply at all times with applicable usury laws. Notwithstanding any provision of this Debenture, if at any time any applicable usury law would ever render usurious any amounts contemplated by this Debenture, it is Borrower’s and Holder's express intention that Borrower shall not be required to pay interest pursuant to this Debenture at a rate in excess of the maximum lawful rate, that the provisions of this Section 8.1 of this Article Eight shall control any other inconsistent provisions of this Debenture, that such excess interest shall be immediately credited pursuant to the principal balance of this Debenture (or, if this Debenture has been fully paid, refunded by Holder to Borrower), and the provisions hereof shall be immediately reformed and the amounts thereafter collectible pursuant to this Debenture

CW1044004.1	6

reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for pursuant to this Debenture. Any such crediting or refund shall not cure or waive any default by Borrower pursuant to this Debenture. If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount pursuant to this Debenture and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest payable pursuant to this Debenture shall be readjusted, to the extent not prohibited by applicable law, so that the total dollar amount of interest payable pursuant to this Debenture shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws. The term “applicable law” as used in this Debenture shall mean the laws of the State of Nevada, or federal law in the event that federal law preempts Nevada law.

ARTICLE NINE

CLOSING

9.1          Definition. The consummation of the transactions provided for herein (“Closing”) shall take place at the offices of Borrower, at 1:00 p.m. Pacific Standard Time, or at such other place and on such other date as shall be agree upon in writing by Borrower and Holder.

9.2          Deliveries by Holder. At the Closing, and provided Borrower has fully performed all its obligations pursuant to the provisions of this Debenture, Holder will deliver to Borrower a check (or wire transfer to Borrower’s account) made payable to the order of Borrower in the principal amount specified in the preamble of this Debenture.

ARTICLE TEN

MISCELLANEOUS

10.1       Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery hereof.

10.2       Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.3       Notices. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the others):

CW1044004.1	7

If to Borrower:	Infotec Business Systems Inc.
Suite 230, 1122 Mainland Street
Vancouver, British Columbia
V6B 5L1
Canada

If to Holder:	TOV Trust
7210 Jordan Avenue, Suite D29
Canoga Park, CA 91303
USA

All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

11.4       Amendment Provision. The term “Debenture” or “this Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed or if later amended or supplemented, then, as so amended or supplemented. Holder and the Borrower agree that this Debenture shall be modified only by a written agreement duly executed by persons authorized to execute agreements on their behalf.

11.5       Assignability. This Debenture shall obligate Borrower, its successors and assigns, and shall inure to the benefit of Holder, its successors and assigns.

11.6.      Governing Law. This Debenture has been executed in and shall be governed by the laws of the State of Nevada.

11.7.      Entire Agreement. The Borrower and Holder acknowledge and agree that this Debenture is the complete and exclusive statement of the mutual understanding of the parties and that it supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Debenture.

CW1044004.1	8

IN WITNESS WHEREOF, Borrower and Holder have caused this Debenture to be signed in their names by their duly authorized representatives on the dates specified opposite their signatures.

BORROWER:

Infotec Business Systems Inc.,

a Nevada corporation

By:	_________________________	Dated:
Arthur Griffiths
Its:	President

HOLDER:

TOV Trust

By:	_________________________	Dated:

CW1044004.1	9